Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-188367) of Crane Co. of our report dated April 26, 2013 relating to the combined financial statements of MEI Conlux Holdings (US), Inc and MEI Conlux Holdings (Japan), Inc., which appears in the Current Report on Form 8-K of Crane Co. dated February 20, 2014.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
February 20, 2014